EXHIBIT 4.1

Sixth Supplemental Indenture

                THIS SIXTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is made as of October 29, 2004, between Boise Cascade Corporation, a Delaware corporation (the “Company”), and U.S. Bank Trust National Association (as successor in interest to Morgan Guaranty Trust Company of New York), as trustee (the “Trustee”). Any term used but not defined herein shall have the corresponding meaning given to it in the Indenture (as defined below).

Recitals of the Company

                The Company and the Trustee have heretofore executed and delivered an Indenture dated as of October 1, 1985, as amended or supplemented (the “Indenture”), pursuant to which the Company has heretofore issued its 6.50% Senior Notes due 2010, in the aggregate principal amount of $300,000,000 and 7.00% Senior Notes due 2013, in the aggregate principal amount of $200,000,000 (collectively, the “Senior Notes” and each a “series” of Senior Notes). The Company desires to amend or eliminate certain provisions of the Indenture as hereinafter set forth.

                Pursuant to its Offer to Purchase and Consent Solicitation, dated October 5, 2004 (the “Offer to Purchase”), the Company commenced a tender offer (as amended from time to time, the “Tender Offer”) for aggregate consideration up to $800,000,000 for its outstanding Senior Notes and for certain amounts of other Company securities and a solicitation of consents (as amended from time to time, the “Solicitation”) from the holders of the Senior Notes to certain amendments to the Indenture (the “Proposed Amendments”).

                Section 902 of the Indenture provides, with certain exceptions, that the Company and the Trustee may amend or supplement the Indenture with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of Senior Notes then outstanding.

                The Company has determined that, with the consent of the holders of at least 66 2/3% in aggregate principal amount of each series of Senior Notes outstanding, the amendments set forth in Article I hereof are authorized or permitted by Section 902 of the Indenture. In furtherance thereof, the Company has delivered to the Trustee an Opinion of Counsel to that effect and an Opinion of Counsel and an Officers’ Certificate pursuant to Section 102 of the Indenture to the effect that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Sixth Supplemental Indenture have been complied with.

                Pursuant to the Tender Offer and Solicitation, the holders of at least 66 2/3% in aggregate principal amount of the 6.50% Senior Notes due 2010 (the “6.50% Senior Notes”) then outstanding have duly consented to the Proposed Amendments, as such Proposed Amendments are described in the Offer to Purchase.

                All acts and things necessary to amend the Indenture and to make this Sixth Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, have been done.

                NOW, THEREFORE, the Company hereby covenants and agrees with the Trustee as follows:

ARTICLE I

AMENDMENTS

SECTION 1.01.      Modification of Covenants and Exhibits.

(a)           Solely with respect to the 6.50% Senior Notes, each of the following sections of and exhibits to the Fourth Supplemental Indenture dated as of October 21, 2003 is hereby deleted in its entirety and replaced with “Intentionally Omitted”:

Section 4.1	Applicability of Covenants
Section 4.2	Repurchase at the Option of Holders Upon Change of Control
Section 4.3	Repurchase at the Option of Holders Upon Asset Sales
Section 4.4	Restricted Payments
Section 4.5	Incurrence of Indebtedness and Issuance of Preferred Stock
Section 4.6	Liens
Section 4.7	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
Section 4.8	Merger, Consolidation or Sale of Assets
Section 4.9	Transactions with Affiliates
Section 4.10	Designation of Restricted and Unrestricted Subsidiaries
Section 4.11	Sale and Leaseback Transaction
Section 4.12	Business Activities
Section 4.13	Payments for Consent
Section 4.14	Reports
Section 5.1	Applicability of Events of Default
Section 5.2	Events of Default
Section 5.3	Acceleration of Maturity; Remedies
Exhibit A	Definitions

(b)           Solely, with respect to the 6.50% Senior Notes, the first paragraph of Section 3.3 of the Fourth Supplemental Indenture dated as of October 21, 2003 is hereby deleted in its entirety and replaced with the following:

“Section 3.3   Notice of Redemption.  At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article IV of the Indenture.”

(c)           With respect to the 6.50% Senior Notes, the provisions of Sections 501, 801, 1004, 1005 and 1008 and the provisions of the first two paragraphs of Section 502 of the Indenture apply to such Senior Notes.

ARTICLE II

EFFECTIVE TIME

SECTION 2.01.      Effective Time of Amendments to Indenture.

The amendments to the Indenture set forth in Article I of this Sixth Supplemental Indenture shall only become effective upon the execution and delivery of this Sixth Supplemental Indenture by the Company and the Trustee; provided, however, the Company will continue to comply with and be subject to the provisions of the Indenture deleted or modified by Article I of this Sixth Supplemental Indenture with respect to the 6.50% Senior Notes (as such provisions exist in the Indenture prior to the effectiveness of this Sixth Supplemental Indenture) until the deposit for payment for the 6.50% Senior Notes with Wells Fargo Shareowner Services, as Depositary, in accordance with the terms of the Tender Offer and the Solicitation; provided, further, that the provisions of Article I of this Sixth Supplemental Indenture shall automatically become null and void if (a) consents of holders of 6.50% Senior Notes are validly withdrawn (and not validly retendered) at or prior to the Withdrawal Date and cause the principal amount of an issue of Senior Notes consenting to the proposed amendments to be less than 66 2/3% in aggregate principal amount of such issue, (b) validly tendered 6.50% Senior Notes are not purchased pursuant to the Tender Offer or (c) the Tender Offer is terminated or withdrawn with respect to the 6.50% Senior Notes.

ARTICLE III

MISCELLANEOUS

SECTION 3.01.      Execution as Supplemental Indenture.

This Sixth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Sixth Supplemental Indenture shall form a part of the Indenture.  Except as herein expressly otherwise defined, the terms used herein shall have the same meaning as provided in the Indenture.

Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 3.02.      Responsibility for Recitals.

The recitals herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for the correctness thereof.

SECTION 3.03.      Successors and Assigns.

All the covenants and agreements in this Sixth Supplemental Indenture by the Company shall bind its successors and assigns whether so expressed or not.

SECTION 3.04.      Conflicts.

In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Sixth Supplemental Indenture, the terms and conditions of this Sixth Supplemental Indenture shall prevail.

SECTION 3.05.      Counterparts.

This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the date first above written.

BOISE CASCADE CORPORATION

By:	/s/ Karen E. Gowland
Name:	Karen E. Gowland
Title:	Vice President and Corporate Secretary

U.S. BANK TRUST NATIONAL ASSOCIATION
as Trustee

By:	/s/ Ignazio Tamburello
Name:	Ignazio Tamburello
Title:	Assistant Vice President